UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SIERRA BANCORP

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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April 28, 2008

Dear Sierra Bancorp Shareholder:

We are pleased to invite you to Sierra Bancorp’s Annual Meeting of Shareholders to be held Wednesday, May 21, 2008 at 7:30 p.m. at the Main Office of the Bank of the Sierra, 90 North Main Street, Porterville, California.

Enclosed is the notice of that meeting, the proxy statement, and a YELLOW revocable proxy card. Please consider the issues addressed in the proxy statement, vote your shares as promptly as possible and return your signed YELLOW proxy card to insure your vote is received on time.

Please note that as of the date of this proxy statement, Patricia L. Childress has filed proxy soliciting materials in opposition to management of Sierra Bancorp. Therefore, you may receive, or may have already received, proxy soliciting materials from Ms. Childress. Your Board of Directors urges you to vote for our nominees for director, and not to sign any proxy card you may receive or may have already received from Ms. Childress. Your vote is extremely important—no matter how large or small your holdings. Whether or not you plan to attend the annual meeting, please sign, date and return the YELLOW proxy card TODAY.

Also enclosed with the proxy materials is a copy of our 2007 Annual Report. As you will see from the Annual Report, our net income in 2007 was $21.0 million, an increase of $1.8 million, or 10%, over 2006. Net income per basic share increased to $2.17 for 2007, from $1.96 in 2006, and our Return on Average Assets (ROA) Return on Average Equity (ROE) were 1.74% and 22.28% in 2007.

Our net income has increased in 24 of the last 25 years, and over the past five years, ROE increased from 18.34% in 2003 to its peak of 22.75% in 2006, settling in at 22.28% in 2007. We have consistently placed high in U.S. Banker magazine’s periodic lists of the top-performing publicly-traded banks in the nation, based on return on equity: the Company ranked second for mid-tier banks in the “Top 25 Banks of 2008” list; it was number 10 in the 2007 “Top 200 Mid-Tier Banks” list; and it was number 13 in the “Top 100 Mid-Tier Banks” list published in 2006.

While some organizations view profitability and growth as mutually exclusive, we have been able to achieve both simultaneously. Our exceptional profitability performance has come even as we have expanded, growing total assets from $702 million at the beginning of 2003 to almost $1.3 billion at March 31, 2008. We have done this in part by leveraging our infrastructure and increasing deposits and loan balances in pre-existing branches, and in part by opening new branches. Our branch system has grown from 16 branches at the beginning of 2003 to 21 branches currently, with two additional branches slated to commence operations in 2008.

On behalf of our Board of Directors, I thank you for your investment and continued support. We are proud of our track record of superior shareholder returns and look forward to continuing to deliver value for all of our shareholders.

Sincerely,

James C. Holly

President and Chief Executive Officer

If you have any questions or need assistance returning your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or (800) 322-2885 (call toll-free). You may also contact them by e-mail at proxy@mackenziepartners.com.